Exhibit 99.1

Duke Energy Progress, LLC

Summary of 2022 Rate Case Filing in North Carolina

(Docket E-2 Sub 1300)

•	On October 6, 2022, Duke Energy Progress (DEP) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an increase in base rate retail revenues. DEP’s rate request before the NCUC includes a Performance Based Regulation (PBR) Application which includes a Multi-Year Rate Plan (MYRP) and proposes rates for 3 years within the MYRP period. If approved, the overall retail revenue increase is as follows:

	Annual Revenues	Average % Rate Impact
Historic Base Case	$219 million	5.7%
Year 1 – MYRP	$107 million	2.8%
Total Year 1	$326 million	8.5%
Year 2 – MYRP	$151 million	3.9%
Year 3 – MYRP	$138 million	3.6%
Combined Total	$615 million	16.0%

o	The rate case filing requests an overall rate of return of 7.13% based on approval of a 10.2% return on equity (ROE) and a 53% equity component of the capital structure.[1]
o	The historic base case in the filing is based on a North Carolina retail rate base of $12.3 billion as of December 31, 2021, adjusted for known and measurable changes projected through April 30, 2023.
o	Since its previous rate case, Duke Energy Progress has reduced its North Carolina Retail annual operating costs by more than $100 million (2018 to 2021). Those savings will be passed on to customers in this case.
o	The MYRP includes impacts of approximately $3.8 billion (NC retail allocation) of capital projects that are projected to go in service over the MYRP period.
o	In addition to the MYRP, the PBR Application includes an Earnings Sharing Mechanism, Residential Decoupling Mechanism and Performance Incentive Metrics (PIMs) as required by NC House Bill 951.
o	Hearings are expected to commence in May 2023.
o	The Company intends to implement temporary rates subject to refund June 1, 2023 for the historic base case increase and has requested the NCUC approve the requested permanent total Year 1 rates to be effective no later than October 1, 2023.

1 This overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

•	This rate increase is driven by:

Drivers	Revenue Requirement	% of Total Request
Significant historical plant investments and changes, including changes in depreciation rates	$324 million	53%
MYRP projected investments	$396 million	64%
All other changes, including lower O&M costs	$(105) million	(11)%
Rate Increase – Total	$615 million

•	Major capital investments[2] including pro-forma adjustment to reflect known and measurable changes include:

o	Transmission and Distribution (T&D) investments, including Grid improvement investments of approximately $2.2 billion since the last rate case through the capital cutoff in the base case and $2.9 billion of T&D investments proposed in the MYRP (approximately 75% of MYRP).
o	$300 million of investment in energy storage and solar assets included in MYRP consistent with Carbon Plan filing.
o	Nuclear life extensions and accelerated coal plant retirement dates are factored into the depreciation study.

•	Performance Based Regulation Application
o	MYRP with an Earnings Sharing Mechanism
o	Quarterly reporting required on status of MYRP projects as well as ROE
o	If adjusted annual earnings exceed the authorized ROE plus 50 basis points, the excess earnings will be distributed to customers through a rider.
o	If adjusted annual earnings fall below the authorized ROE, the utility may file a rate case (prior to the end of the MYRP).

o	Residential Decoupling
o	Residential revenues will grow based on growth in number of customers instead of growth in kwh. Decoupling mechanism will break link between earnings and changes in usage per residential customer, including decreases due to NEM/DER and volatility due to weather.
o	One exemption is that growth in sales from EV adoption are proposed to be excluded from the mechanism, to incent the utility to encourage EV adoption.
o	Net lost revenues associated with DSM/EE programs will continue to be recovered through EE rider and therefore will not be included in the decoupling calculation.

2 Amounts presented represent the NC Retail allocation of project costs

o	PIMs and Tracking Metrics
o	DEP already has performance incentives in place for its DSM/EE programs, and therefore is not proposing an additional DSM/EE PIM. The existing DSM/EE incentives are collected through the DSM/EE rider and are excluded from the 1% cap on PIMs under HB951.
o	4 PIMs proposed - Peak Load Reduction, Low-Income, Renewables Integration, and Reliability
o	3 Tracking Metrics – Electric vehicle adoption, Carbon reductions, Customer Service
o	Rewards and Penalties associated with PIMs – potential maximum upside of $8M annually and maximum downside of $8M annually. Amounts associated with PIMs will be collected from or distributed to customers through annual PIMs rider.

•	Coal Ash Compliance Costs:
o	Requests continued regulatory asset treatment for ongoing coal ash closure costs.
o	Includes recovery of approximately $220 million (NC retail) over a 5-year period. Consists of costs from March 2020 – April 2023 which are partially offset by proceeds received from insurance litigation and the CCR Settlement adjustment that was approved by the Commission.
o	Net increase of $4M in NC retail revenues requested due to earlier tranche of coal ash spend being fully amortized and expiring. Change is included in “All Other Changes” line above.